Exhibit 10.24

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BRICKMAN GROUP HOLDINGS, INC.,

BRICKMAN GROUP LLC,

BRICKMAN ACQUISITIONS LTD.,

AND

THE SHAREHOLDERS OF BRICKMAN ACQUISITIONS LTD. NAMED HEREIN

APRIL 1, 2005

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 1, 2005, is by and among Brickman Group Holdings, Inc., a Delaware corporation (“Parent”), Brickman Group LLC, a Delaware limited liability company (the “Merger Sub”), Brickman Acquisitions Ltd., a Michigan corporation (the “Company”) and the shareholders of the Company listed on the signature pages hereto (collectively, the “Shareholders”).

Background

A. Parent, Merger Sub and the Company intend to effect a merger of the Company with and into Merger Sub (the “Merger”) in accordance with this Agreement, the Michigan Business Corporation Act (“MBCA”) and the Delaware Limited Liability Company Act (“DLLCA”). Upon consummation of the Merger, the Company will cease to exist, and Merger Sub will continue as a wholly-owned subsidiary of The Brickman Group, Ltd. (“Brickman”), a Delaware corporation and wholly-owned subsidiary of Parent.

B. The Merger is intended to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

C. This Agreement has been approved by the respective boards of directors of Parent, Brickman and the Company and Brickman as the sole member of Merger Sub.

D. The Company’s authorized capital stock consists of 30,000 shares of Class A Voting, par value $1.00 per share (“Class A Common Stock”), of which 1,000 shares are issued and outstanding and 30,000 shares of Class B Non-Voting, par value $1.00 per share (“Class B Common Stock”), of which 200 shares are issued and outstanding. Class A Common Stock and Class B Common Stock are collectively referred to as “Common Stock.”

Terms

NOW, THEREFORE, in consideration of the mutual premises, representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

The Transaction

1.1. Merger of the Company into the Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.1), the Company shall be merged with and into the Merger Sub, and the separate existence of the Company shall cease. The Merger Sub will continue as the surviving company in the Merger (the “Surviving Company”).

1.2. Effect of the Merger. The Merger shall have the effect set forth in this Agreement and in the applicable provisions of the MBCA and the DLLCA.

1.3. Certificate of Formation and Limited Liability Company Operating Agreement; Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation of the Surviving Company, until thereafter altered, amended or repealed;

(b) the Limited Liability Company Operating Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Operating Agreement of the Surviving Company, until thereafter altered, amended or repealed; and

(c) the officers of Merger Sub immediately prior to Effective Time shall be the officers of the Surviving Company until their respective successors are duly appointed and qualified.

1.4. Conversion of Shares.

(a) Subject to Section 1.8, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Shareholder:

(i) all of the shares of Common Stock outstanding immediately prior to the Effective Time held by each Shareholder (the “Shares”) shall be converted into the right to receive that portion of the Aggregate Merger Consideration (as defined in Section 1.4(b)) and payable in such form as is set forth opposite each Shareholder’s name on Schedule A; and

(ii) the issued and outstanding units of membership interests of Merger Sub, all of which are held by Brickman, shall remain outstanding and, following the Merger, shall represent all of the issued and outstanding membership interests of the Surviving Company.

(b) For purposes of this Agreement, the “Aggregate Merger Consideration” shall be the following:

(i) a cash amount equal to Three Million Eight Hundred Eighty Nine Thousand One Hundred Sixteen Dollars and Sixty Seven Cents ($3,889,116.67) (the “Cash Consideration”). The Cash Consideration shall be subject to adjustment pursuant to Section 1.5 if Net Working Capital (as hereinafter defined) is greater than or less than Two Hundred Thousand Dollars ($200,000) (the “Working Capital Amount”) and if there is any Unpaid Debt (as hereinafter defined); and

(ii) 2,402.858 shares of Class A Voting Common Stock, par value $0.001 per share ( the “Voting Common Stock”), 748.299 shares of Class A Non-Voting Common Stock, par value $0.001 per share ( the “Non-Voting Common Stock,” together with Voting Common Stock, the “Parent Common Stock”), of Parent (the “Stock Consideration”).

(c) “Net Working Capital” shall mean the excess of the book value of the current assets (excluding cash and cash equivalents to the extent recorded on the Closing Balance Sheet in accordance with generally accepted accounting principles and excluding any accounts receivable or other current assets with respect to landscape maintenance billings for January, February and March of 2005 that relate to work that is to be performed after the date hereof) of the Company over the book value of the current liabilities (excluding the current portion of Debt and deferred revenue with respect to landscape maintenance billings for January, February and March of 2005 that relates to work that is to be performed after the date hereof) of the Company as reflected on the Company’s Closing Balance Sheet (as hereinafter defined). For the avoidance of doubt, the parties acknowledge and agree that any landscape maintenance work performed by the Company in January, February or March of 2005 for which the Company does not bill before the Closing, shall be unbilled revenue and constitute a current asset as determined in accordance with generally accepted accounting principles for purposes of the Net Working Capital calculation. “Debt” shall mean the aggregate amount, as of the Closing Date, of any debt of the Company to any other party including Steven G. Brickman (i) for borrowed money, (ii) evidenced by bonds, notes, debentures, or similar instruments, in respect of letters of credit, banker’s acceptances or similar credit transactions, (iii) representing capital lease obligations, (iv) representing any obligations for the deferred purchase price of property or services, (v) created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) of the type referred to in clauses (i) through (v) above guaranteed directly or indirectly in any manner by the Company or secured by the assets of the Company, and (vii) representing accrued interest and prepayment penalties with respect to any indebtedness of the type referred to in clauses (i) through (vi). “Unpaid Debt” shall mean any Debt that remains outstanding after the Closing (other than any amount included as a current liability in the calculation of Net Working Capital).

(d) Payroll. The Company and Merger Sub agree that for the administrative convenience of each party and to minimize the disruption to the employees of the Company, payroll for employees of the Company will be handled as follows:

(i) For employees that are paid weekly, these employees will receive a Company check on April 1, 2005 which is for the week ending March 27, 2005; Merger Sub will fund the Company’s payroll account for this weekly payroll and the Company will accrue this amount on the Closing Balance Sheet; weekly employees will also receive a Company check on April 8, 2005 for the week ending April 3, 2005; Merger Sub will fund the payroll account for this week and the Company will accrue for the period of March 28, 2005 to March 31, 2005 on the Closing Balance Sheet.

(ii) For employees that are paid bi-weekly, these employees will receive a Company check on April 8, 2005 which is for the period of March 21, 2005 to April 3, 2005; Merger Sub will fund the Company’s payroll account for this bi-weekly payroll and the Company will accrue on the Closing Balance Sheet the payroll amount for the period of March 21, 2005 to March 31, 2005.

1.5. Closing Balance Sheet; Net Working Capital.

(a) Within thirty (30) days after the Closing, the Surviving Company shall prepare and deliver to the Shareholders Representative a balance sheet of the Company as of the Closing Date immediately prior to giving effect to the Merger and the other transactions contemplated by this Agreement (the “Closing Balance Sheet”) along with the calculations of Net Working Capital and Unpaid Debt. The Closing Balance Sheet shall be prepared by the Surviving Company in good faith and in accordance with generally accepted accounting principles applied on a consistent basis and in material accordance with application of generally accepted accounting principles to the Company’s December 31, 2004 balance sheet as reviewed by the Surviving Company (except that the Closing Balance Sheet will include a reserve for doubtful accounts in accordance with Brickman’s historical practices not to exceed $15,000.00). The Closing Balance Sheet, when delivered by the Surviving Company to the Shareholders Representative, shall be deemed conclusive and binding on the parties unless the Shareholders Representative notifies the Surviving Company in writing, within 10 days after receipt of the Closing Balance Sheet from the Surviving Company, of Shareholders Representative’s disagreement therewith (which notice shall state with reasonable specificity the reasons for any disagreement and the amounts in dispute). If there is disagreement, and such disagreement cannot be resolved by the Surviving Company and Shareholders Representative within 30 days following receipt of the Closing Balance Sheet by Shareholders Representative, the items in dispute shall be submitted to a nationally recognized firm of independent auditors acceptable to both the Surviving Company and Shareholders Representative (or, in the absence of agreement, the services of the Detroit, Michigan office and staff of the auditing firm of Ernst & Young LLP), and the determination by such independent auditing firm shall be binding and conclusive upon the parties. The Surviving Company and Shareholders Representative shall each pay one-half of the cost of the fees and expenses of such independent auditing firm. The Surviving Company and its representatives shall be provided with complete access to the books, records and work papers and other information of the Company necessary to prepare the Closing Balance Sheet.

(b) If Net Working Capital is in excess of the Working Capital Amount, the Cash Consideration shall be increased by the amount of such excess. If Net Working Capital is less than $0, the Cash Consideration shall be decreased by the amount of such deficit. If Net Working Capital is greater than $0 but less than or equal to the Working Capital Amount, there will be no adjustment to the Cash Consideration. If there is any Unpaid Debt, the Cash Consideration shall be decreased by the amount of such Unpaid Debt. The Surviving Company shall deliver to Shareholders Representative, on behalf of the Shareholders in accordance with their Ownership Percentages (as defined below), the amount of any increase in the Cash Consideration pursuant to this Section 1.5 within five (5) days of the date of the final determination of the Closing Balance Sheet, Net Working Capital and Unpaid Debt as provided in this Section 1.5 (the “Final Determination”). Shareholders Representative, on behalf of the Shareholders in accordance with their Ownership Percentages, shall deliver to the Surviving Company the amount of any decrease in the Cash Consideration pursuant to this Section 1.5 within five (5) days of the Final Determination. Shareholders Representative shall have the right to inspect, photocopy and review, upon reasonable notice to the Surviving Company and during normal business hours, all financial, accounting and related documents and information and data used by the Surviving Company to calculate the Working Capital Amount.

(c) “Ownership Percentages” shall mean the percentages as set forth opposite each Shareholder’s name on Schedule B hereto.

1.6. Closing of the Company’s Transfer Books. At the Effective Time, but subject to Section 1.8 below, holders of certificates representing shares of the Company’s capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company’s capital stock shall be made on such stock transfer books after the Effective Time.

1.7. Exchange of Certificates.

(a) At Closing, Shareholders shall deliver valid certificates representing the Shares (“Company Stock Certificates”) and letters of transmittal substantially in the form attached as Exhibit A hereto (the “Letters of Transmittal”). Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by Parent, (A) the Shareholder holding such Company Stock Certificate shall be entitled to receive in exchange therefor the portion of the Aggregate Merger Consideration that such Shareholder has the right to receive pursuant to the provisions of Section 1.4 and Section 1.5 and as set forth on Schedule A and (B) the Company Stock Certificate so surrendered shall be canceled.

(b) At Closing, Parent and Merger Sub shall deliver to either the Shareholders or the Shareholders Representative for the benefit of each Shareholder who has complied with Section 1.7(a), the Stock Consideration and Cash Consideration payable to all such Shareholders.

(c) Until surrendered as contemplated by this Section 1.7, except as otherwise contemplated by Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the corresponding portion of Aggregate Merger Consideration as set forth on Schedule A. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent and Merger Sub may, in its discretion and as a condition precedent to the delivery of the Aggregate Merger Consideration to the owner of such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnification against any claim that may be made against Parent or the Surviving Company with respect to such Company Stock Certificate.

(d) Parent and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Company is required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(e) Neither Parent nor the Surviving Company shall be liable to any holder or former holder of capital stock of the Company for any cash amounts delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.8. Dissenting Shares.

Notwithstanding anything to the contrary contained in this Agreement, any shares (“Dissenting Shares”) of Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment of the fair value of such Dissenting Shares pursuant to, and who complies in all respects with, Sections 761-774 of the MBCA (the “MBCA Appraisal Procedures”) shall not be converted into or be exchangeable for the right to receive a portion of the Aggregate Merger Consideration, in accordance with Section 1.4, but rather the holders of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the MBCA Appraisal Procedures; provided, however, that if any such holder shall withdraw or lose the right to receive payment of the fair value of such holder’s Dissenting Shares under the MBCA Appraisal Procedures, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive a portion of the Aggregate Merger Consideration, in accordance with Section 1.4. Each Shareholder hereby waives all rights to any appraisal or dissenters rights or similar rights applicable to the Merger and agrees not to deliver a notice of intent to demand payment for shares.

1.9. Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors or members of the Surviving Company and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

1.10. Payment. Payment by any party hereunder shall be made by bank check or by wire transfer of immediately available funds.

ARTICLE II

The Closing

2.1. Closing Date; Effective Time. The closing under this Agreement (the “Closing”) shall take place at the offices of Honigman Miller Schwartz and Cohn LLP at 2290 First National Building, 660 Woodward Avenue, Detroit, Michigan 48226-3583, at 9:00 A.M., local time on April 1, 2005 (the “Closing Date”). On the Closing Date, a properly executed certificate of merger conforming to the requirements of the MBCA and a properly executed certificate of merger conforming to the requirements of the DLLCA shall be filed with the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services and the Secretary of State of the State of Delaware, respectively. The Merger shall become effective at the time both the certificates of merger have been filed with and accepted by the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services and the Secretary of the State of the State of Delaware (such time, the “Effective Time”).

2.2. Deliveries and Proceedings at Closing.

(a) Deliveries by Shareholders. At Closing, pursuant to Section 1.7(a) the Shareholders Representative shall deliver to Parent free and clear of all liens, security interests, claims and encumbrances, the Company Stock Certificates and the Letters of Transmittal duly executed by each Shareholder, all in form and substance reasonably satisfactory to Parent.

(b) Deliveries by Parent and Merger Sub. At Closing, pursuant to Section 1.7(b) Parent and Merger Sub shall deliver to either the Shareholders or the Shareholders Representative, the Stock Consideration and the Cash Consideration by wire transfer of immediately available funds to the accounts designated by the Shareholders Representative.

(c) Other Deliveries. The closing certificates and other documents required to be delivered pursuant to this Agreement will be exchanged.

ARTICLE III

Representations and Warranties of the Shareholders

The Shareholders (excluding such Shareholders that are trust entities, which shall only represent and warrant severally (and not jointly) with respect to matters applicable to such entities as Shareholders) jointly and severally represent and warrant to Parent as follows:

3.1. Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets as now owned, leased and operated and to carry on its business as and where it is presently being conducted. The Company’s articles of incorporation and bylaws, as amended to date, which have been delivered to Parent, are true, correct and complete and are in full force and effect.

3.2. Capitalization and Ownership. The Company’s authorized capital stock consists solely of 30,000 shares of Class A Common Stock, 1,000 of which are presently issued and outstanding and 30,000 shares of Class B Common Stock, 200 of which are presently issued and outstanding. The outstanding shares of the Company’s Common Stock are held beneficially and of record solely by the Shareholders as set forth on Schedule B. All of such outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of the terms of any agreement binding upon the Company and were issued in compliance with all federal and state securities laws and regulations. There are no voting agreements and no outstanding options, warrants, preemptive or other similar rights, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which the Company or any Shareholder is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company and no equity securities of the Company are reserved for issuance for any purpose.

3.3. Subsidiaries. The Company does not, directly or indirectly, own any stock of, or any other equity interest in, any other corporation, partnership, limited liability company or any other business entity.

3.4. Qualification; Location of Business and Assets. The Company is duly qualified and in good standing and is duly authorized to do business in the State of Michigan which is the only jurisdiction wherein the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary.

3.5. Authorization and Enforceability. The Company has all requisite corporate power and corporate authority to make, execute, deliver and perform this Agreement and to consummate the Merger. The Shareholders who are not individuals each have all of the requisite power and authority to make, execute, deliver and perform this Agreement and to consummate the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, including shareholder approval, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Shareholders who are not individuals and the consummation by such entities of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary action on the part of such entities (including trustee or other necessary approvals) and no other proceedings on the part of such entities is necessary to authorize the execution, delivery and performance of this Agreement by such entities and the consummation by such entities of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Shareholders and this Agreement constitutes, and the instruments of transfer when executed and delivered at Closing will constitute, the respective legal, valid and binding obligations of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with their respective terms.

3.6. No Violation of Laws or Agreements. The execution and delivery of this Agreement by the Company and the Shareholders do not, and the consummation by the Company and the Shareholders of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of the articles of incorporation or bylaws of the Company or the trust documents of the Shareholders who are trusts, (ii) a violation of any provision of law applicable to the Company or the Shareholders, (iii) a breach or violation of, a default under, the acceleration of or the creation of any lien, pledge, security interest, claim, charge or other encumbrance of any nature whatsoever (with or without the giving of notice or the lapse of time or both) pursuant to, any provision of any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation to which the Company or any Shareholder is a party or by which the Company or any Shareholder or any of their respective assets may be bound or affected.

3.7. Financial Statements.

(a) The books of account and related records of the Company fairly reflect in reasonable detail its assets, liabilities and transactions in accordance with generally accepted accounting principles applied on a consistent basis. The Company has delivered to Parent the balance sheet of the Company as of December 31, 2004 and the related statement of operations of the Company for the year then ended which are attached hereto as Schedule 3.7 (the “Financial Statements”).

(b) The Financial Statements are (i) correct and complete and in accordance with the books and records of the Company, (ii) fairly present the financial condition, assets and liabilities of the Company as of their respective dates and the results of its operations and cash flows for the periods covered thereby, and (iii) are in accordance with generally accepted accounting principles consistently applied. All references in this Agreement to the “Balance Sheet” shall mean the balance sheet of the Company as at December 31, 2004 and the “Balance Sheet Date” shall mean December 31, 2004.

3.8. No Undisclosed Liabilities. To the Knowledge (as hereinafter defined) of the Shareholders, the Company has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state and local taxes and any interest or penalties relating thereto, except (a) to the extent fully reflected as a liability on the Balance Sheet, and (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date and fully reflected as liabilities on the Company’s books of account. “Knowledge” when used with respect to the Shareholders and the Company, shall mean the best knowledge of each Shareholder after reasonable investigation and due inquiry.

3.9. No Changes. Since the Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing sentence, since the Balance Sheet Date, there has not been:

(a) any change (or series of changes) in the present or prospective financial condition, results of operation, assets, liabilities, earnings, competitive position,

prospects, net worth, earning power or business of the Company, except changes in the ordinary course of business, none of which, individually or in the aggregate, has been or will be materially adverse to the Company;

(b) any adverse change or any threat in writing of any adverse change in the Company’s relations with, or any loss or threat of loss of, any customer of the Company from which the Company derived revenues of $50,000 or more in fiscal 2004;

(c) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or prospects of the Company, or any material deterioration in the operating condition of the Company’s assets;

(d) any strike, walkout, labor trouble or any new or continued event, development or condition of any character which has or could materially adversely affect the business, properties or prospects of the Company;

(e) any declaration, setting aside or payment of a dividend or other distribution in respect of any of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of any capital stock of the Company or any rights to purchase such capital stock or securities convertible into or exchangeable for such capital stock;

(f) any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder of the Company (except normal annual merit increases made in the ordinary course of business and consistent with past practice), or any increase in, or any addition to, other benefits (including without limitation any bonus, profit-sharing, pension or other plan) to which any of its officers, directors, employees or shareholders may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan;

(g) any making or authorization of any capital expenditures in excess of $25,000;

(h) any cancellation or waiver of any right material to the operation of the Company’s business or any cancellation or waiver of any debts or claims against any Related Party (as such term is hereinafter defined);

(i) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by the Company, other than payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date;

(j) any change by the Company in any method of accounting or keeping its books of account or accounting practices; or

(k) any transaction, agreement or event outside the ordinary course of the Company’s business or inconsistent with past practice.

3.10. Compliance with Laws. To the Knowledge of the Shareholders, the Company holds and is in compliance with all permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals required under all laws, rules and regulations and all of such permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals are in full force and effect, and there are no proceedings pending or, to the Knowledge of the Company and the Shareholders, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such permit, certificate, license, order, registration, franchise, authorization or other approval. The Company has complied with all statutes, rules, regulations and orders, federal, state and municipal applicable to it and its business. No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of the Company and the Shareholders, is threatened by any governmental or other entity with respect to any alleged violation by the Company of any law, ordinance, rule, regulation or order of any governmental entity or with respect to any alleged failure by the Company to have any permit, certificate, license, approval, registration or authorization.

3.11. Environmental Matters.

(a) To the Knowledge of the Shareholders, the Company has conducted and is now conducting its business in compliance with all applicable federal, state and local environmental and employee protection laws, rules, regulations, the common law, judgments, orders, consent agreements, work practices and standards (“Environmental Laws”);

(b) To the Knowledge of the Shareholders, the Company holds and has been and is in compliance with all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws (“Environmental Permits”), all such Environmental Permits are in full force and effect and are transferable or assignable to or will otherwise vest in the Surviving Company. The Company has made or will make before the Closing timely application or notification for the renewal of all Environmental Permits for which Environmental Laws require that applications or notices must be filed on or before the Closing to maintain the Environmental Permits in full force and effect up to and through the Closing. The Company will obtain any and all required consents, approvals, authorizations, transfers, assignments or issuances of such Environmental Permits to the Surviving Company before the Closing;

(c) The Company has not and does not use, possess, generate, treat, manufacture, process, handle, store, recycle, transport or dispose (“Manage” or “Management”) Hazardous Materials (as defined herein) in connection with the operations of its business in quantities or in a manner which requires a treatment, storage or disposal permit or which imposes generator requirements under the Resource Conservation and Recovery Act, as amended (“RCRA”) or any similar Environmental Laws or in a manner which has caused, causes or threatens to cause a Release (as defined herein) of Hazardous Materials;

(d) The Company has not received any notice, citation, summons, order or complaint, no penalty has been assessed or is pending or, to the Knowledge of the Company or the Shareholders, threatened by any third party including any governmental agency or other entity with respect to the Management or Release of Hazardous Materials by or on behalf of the Company or any of their predecessors or exposure to such Hazardous Materials. Neither the Shareholders nor the Company have received and, to their Knowledge, no one else has received any requests for information, notices of claim, demands or other notifications that it or they (or any of their predecessors) are or may be potentially responsible with respect to any investigation or cleanup of Hazardous Materials Released or Managed at any property now or formerly owned, operated or leased by the Company or any of its predecessors or at any other property, facility or off-site location to which the Hazardous Materials Released or Managed by the Company or any of its predecessors have been transported or disposed of or have come to be located;

(e) Schedule 3.11 lists all properties formerly owned, operated or leased by the Company or any of its predecessors. No property now or formerly owned, operated or leased by the Company or any of its predecessors is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), or the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) or on any similar state list of sites requiring investigation or cleanup;

(f) There are no underground or above-ground storage tanks located at, on or under any property owned, operated or leased by the Company, and any underground or above-ground storage tanks which have been removed or closed by or on behalf of the Company or for which the Company is or may be responsible have been removed or closed in compliance with applicable Environmental Laws;

(g) To the Knowledge of the Shareholders, there is no friable asbestos or friable asbestos-containing building materials at any property owned, operated or leased by the Company;

(h) To the Knowledge of the Shareholders, no Hazardous Materials have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape (“Released”) at, on, about, under or from any property now or formerly owned, operated or leased by the Company or any of its predecessors;

(i) All environmental inspections, investigations, studies, audits, tests, reviews or other analysis conducted by the Company or the Shareholders or in the Company’s or the Shareholders’ possession in relation to any property, asset or business now or previously owned, operated, or leased by the Company relating to or in connection with the operation of their businesses (collectively, “Environmental Audits”) have been provided or made available to Parent;

(j) The Company and the Shareholders do not know of nor do they have any reason to know of any facts or circumstances related to environmental matters concerning any property now or formerly owned, operated or leased by the Company or the operation of the businesses that could lead to any future environmental claims, liabilities, expenses or responsibilities against the Company or the Parent; and

(k) The Company has not retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or conditions. “Hazardous Materials” shall mean any hazardous, toxic or polluting materials, substances, wastes, pollutants or contaminants (including, without limitation, petroleum, petroleum products, radioactive materials, asbestos, or asbestos-containing materials) which are defined by or regulated under any Environmental Law or any other compound, mixture, element, solution or substance which poses or may pose a present or potential hazard to human health or the environment.

3.12. Real Estate. Schedule 3.12 contains a correct list and summary description of all real properties owned (beneficially or of record) or leased by the Company and identifies all leases relating to such properties. The Company has not received any written or oral notice or order by any governmental or other public authority, or any insurance company which has issued a policy with respect to any such properties or any board of fire underwriters or other body exercising similar functions which (i) relates to violations of building, safety, fire or other ordinances or regulations, (ii) claims any defect or deficiency with respect to any such properties, or (iii) requests the performance of any repairs, alterations or other work to or in any such properties or in the streets bounding same. There are no pending condemnation, expropriation, eminent domain or similar proceedings affecting all or any portion of any such properties and, to the Knowledge of the Company and the Shareholders, no such proceedings are contemplated.

3.13. Title and Condition of Assets. The Company owns and has good, valid and marketable title to all of its assets free and clear of all liens, claims or other encumbrances. The Company’s items of tangible personal property are in good operating condition and repair and are suitable for the purposes for which they are used or intended to be used.

3.14. Litigation. To the Knowledge of the Shareholders, there are no actions, suits, investigations, or proceedings pending or threatened by or against or affecting the Company at law or in equity, by or before any court or governmental department, agency or instrumentality that are not fully covered by insurance, and there is no basis for any such action, suit, investigation or proceeding. There are no outstanding judgments, decrees, orders or settlement agreements of any court or governmental or administrative agency against or affecting the Company.

3.15. Consents. No consent, approval or authorization of, certification to or registration or filing with, any person, including any governmental authority or other regulatory agency, is required in connection with the execution and delivery of this Agreement or the consummation of the other transactions contemplated hereby, other than the filing of the certificates of merger required by the MBCA and the DLLCA.

3.16. Customers. To the Knowledge of the Company and the Shareholders, the execution, delivery and performance of, and the consummation of the transactions contemplated hereby will not adversely affect the relationships established by the Company with its customers and none of the Company’s important customers have indicated that they are terminating their relationship with the Company as a result of this Agreement or otherwise. The Company has not received any complaints from any of the Company’s customers regarding the Merger which have resulted in a termination or notice of termination of the relationship with such customer or a refund or credit to such customer of more than $10,000.

3.17. Employees. The Company is not a party to any collective bargaining agreement or other labor union contract with respect to any of its employees. There are no unfair labor practice complaints against the Company or any other current labor union representation request, demand or questions involving its employees. To the Knowledge of the Company and the Shareholders, there are no current activities or proceedings of any labor union (or representative thereof) to organize any of its employees and there are no organized strikes, slowdowns, work stoppages, lockouts, picketing or threats thereof by or with respect to its employees. The Company fully complies with Federal regulations under the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder regarding its responsibility to verify the identity and employment eligibility of all employees at the time they are hired, and the Company has administrative mechanisms to ensure that the employment eligibility verification process is completed correctly by the employees responsible for that function.

3.18. Transactions with Related Parties. Other than Brickman, no Related Party has any contractual or other claim, express or implied, of any kind whatsoever against the Company, has any interest in any property or assets used by the Company, or has been engaged in any other transaction with the Company (excluding employment relationships). As used herein, “Related Party” means the Shareholders, any of the officers or directors of the Company, any affiliate, associate or relative of any of the foregoing, or any of their respective officers or directors, or any business or entity in which the Shareholders or any affiliate, associate or relative of any such person has any direct or material indirect interest.

3.19. Accounts Receivable. All of the accounts and notes receivable of the Company represent amounts receivable for merchandise actually delivered or services actually provided, have arisen in the ordinary course of business, are not subject to any counterclaims or offsets and have been billed and are generally due within 30 days after such billing. All such receivables are fully collectible in the normal and ordinary course of business.

3.20. Contracts; Compliance. Except as listed on Schedule 3.20 hereto, the Company is not a party to or bound by any lease, contract or commitment, oral or written, formal or informal, of the following types:

(a) mortgages, indentures, security agreements or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of liens or encumbrances;

(b) employment and consulting agreements;

(c) union or other collective bargaining agreements;

(d) powers of attorney;

(e) sales agency, manufacturers representative and distributorship agreements or other distribution or commission arrangements;

(f) licenses of patent, trademark and other intellectual property rights;

(g) agreements, orders or commitments for the purchase of services, raw materials, supplies or finished products from any one supplier for an amount in excess of $10,000;

(h) agreements, orders or commitments for the sale of products or services for more than $100,000 to any single purchaser;

(i) contract or option relating to the sale by the Company of any asset, other than sales of inventory in the ordinary course of business;

(j) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, accrued vacation pay, group insurance, welfare agreements or other plans, agreements, trusts or arrangements for the benefit of employees;

(k) agreements or commitments for capital expenditures;

(l) joint venture agreements;

(m) agreements requiring the consent of any party thereto to the consummation of the transactions contemplated hereby;

(n) agreements, arrangements or understandings with any Related Party;

(o) lease agreements under which it is either lessor or lessee;

(p) agreement, contract or commitment for any charitable or political contribution;

(q) any agreement that limits or could reasonably be expected to limit the freedom of the Company to compete in any line of business or with any third party; or

(r) other agreements, contracts and commitments which are material to the business of the Company, or which involve payments or receipts of more than $20,000 in any single year, or which were entered into other than in the ordinary and usual course of business.

All leases, contracts and other commitments to which the Company is a party or by which Shareholders or its or their assets are bound are valid and in full force and effect and are binding and enforceable in accordance with their respective terms; all parties to such leases, contracts and other commitments have complied with the provisions thereof; no such party is in default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party under any provision thereof.

3.21. Insurance. Set forth on Schedule 3.21 is a complete and correct list of all policies of insurance of which the Company is the owner, insured or beneficiary, or covering any of its property, indicating for each policy the carrier, the risks insured, the amounts of coverage, deductible, premium rate, cash value (if any), expiration date and any pending claims thereunder. All such policies are outstanding and are in full force and effect. To the Knowledge of the Shareholders and the Company, the coverages provided by such policies are reasonable, in both scope and amount, in light of the risks attendant to the business in which the Company is, or has been, engaged and such insurance is sufficient in the aggregate to cover all reasonably foreseeable damage to and liabilities or contingencies relating to the conduct by the Company of its business and affairs. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner required by the policy. There are no outstanding unpaid premiums or claims under such policies. Schedule 3.21 contains an accurate and complete description of any provision contained in such policies which provide for retroactive or retrospective premium adjustments. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Company. The Company has not been refused any insurance nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years.

3.22. Accuracy. No representation or warranty made by the Shareholders in this Agreement and no written statement contained in any Exhibit or Schedule attached hereto or delivered by the Company or the Shareholders in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.23. Taxes. Except as listed on Schedule 3.23, the Company has (a) timely filed all returns required to be filed by it with respect to all federal, state and local income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other tax, all of the foregoing taxes, including interest and penalties thereon and including estimated taxes, being collectively referred to hereinafter as “Taxes”, (b) paid all Taxes shown to have become due pursuant to such returns and (c) paid all other Taxes for which a notice of or assessment or demand for payment has been received. To the Knowledge of the Shareholders and the Company, all such returns have been prepared in accordance with all applicable laws and requirements and accurately reflect the taxable income (or other measure of Tax) of the corporation filing the same. The accruals for Taxes contained in the Balance Sheet are adequate to cover all liabilities for Taxes of the Company for all periods ending on or before the Balance Sheet Date and nothing has occurred subsequent to that date to make any of such accruals inadequate. All Taxes for period beginning after the Balance Sheet Date have been paid or are adequately reserved against on the books of the Company. True copies of federal and state income tax returns of the Company for the fiscal year ended 2003 have been delivered to the Parent. There are no proposed assessments of Tax against the Company or proposed adjustments to any Tax returns filed or pending against the Company. Each Tax return of the Company has been audited by the relevant authorities (and all deficiencies or proposed deficiencies resulting from such audits have been paid or are adequately provided for in the Financial Statements) or the statute of limitations with respect to each Tax return has expired, and no Tax return is under examination by any taxing authority. The Company has never (a) filed any consent agreement under the Code, (b) executed a waiver or consent extending any statute of limitation for federal income or other Tax liability which remains outstanding, (c) joined in or been required to join in filing a consolidated federal income Tax return, (d) applied for a Tax ruling, (e) entered into a closing agreement with any taxing authority or (f) filed an election under section 338(g) or section 338(h)(10) of the Code or caused a deemed election under section 338(e) thereunder.

3.24. ERISA. Schedule 3.24 sets forth a list of all of the Company’s “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), bonus, incentive, deferred compensation, stock or stock option plans or arrangements, and other employee fringe benefit plans or arrangements, but excluding in each instance any “multiemployer plan” as defined in Section 3(37) of ERISA (all the foregoing being herein called the “Benefit Plans”) maintained, or contributed to, by the Company. Set forth on Schedule 3.24 is a list of all “multiemployer plans” as defined in Section 3(37) of ERISA contributed to or required to be contributed to by the Company. With respect to each Benefit Plan, the Company has delivered or made available to the Parent, copies of (i) each current Benefit Plan document, including any amendments, (ii) all trust documents and custodial agreements relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recent annual report (Form 5500 and all schedules thereto) filed with the Internal Revenue Service (“IRS”) and (v) the most recent IRS determination letter. Each Benefit Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and the applicable provisions of ERISA and the Code. No Benefit Plan is subject to Title IV of ERISA. The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) have received determination letters from the IRS to the effect that such Pension Plans are qualified and the related trusts are exempt from federal income taxes and no determination letter with respect to any Pension Plan has been revoked. Each Benefit Plan that is a “group health plan” within the meaning of ERISA Section 607(1) and that is subject to Code Section 4980B has been operated in compliance with the continuation coverage requirements of those provisions and Part 6 of Title I of ERISA. No Benefit Plan provides death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, or (ii) death or retirement benefits under a Benefit Plan qualified under Code Section 401(a). The Company has not incurred any liability relating to a complete or partial withdrawal from a multiemployer plan that has not been fully satisfied.

3.25. Bank Accounts; Officers and Directors. Schedule 3.25 attached hereto, sets forth the following information:

(a) The name of each bank in which the Company has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto; and

(b) The names and titles of all directors and officers of the Company and of each trustee, fiduciary or plan administrator of each employee benefit plan of the Company.

3.26. Brokers and Finders. Neither the Company, the Shareholders nor any of Company’s officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or value fees in connection with the transactions contemplated by this Agreement.

3.27. Shareholder Investment Intent.

(a) Each Shareholder who is entitled to receive Stock Consideration understands that the Parent Common Stock constituting the Stock Consideration has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state, and is being issued privately in reliance upon the exemptions provided by the Securities Act as such relate to the private placement of securities.

(b) The Parent Common Stock constituting the Stock Consideration is being acquired by each such Shareholder solely for their own respective accounts, for investment purposes only, and not with a view to any distribution thereof in violation of the federal securities laws or any applicable state securities laws.

(c) Each Shareholder who is entitled to receive Stock Consideration fully understands and agrees that he must bear the economic risks for an indefinite period of time because, among other reasons, the Parent Common Stock constituting the Stock Consideration has not been registered under the Securities Act or under the securities laws of any states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless it is subsequently registered under the Securities Act and under the applicable securities laws of such states or unless an exemption from such registration is available and further acknowledges and agrees that the transfer of Parent Common Stock is further restricted by the terms of the Stockholders Agreement (as hereinafter defined).

(d) Each Shareholder who is entitled to receive Stock Consideration confirms that (i) such Shareholder is familiar with the business of the Parent and Brickman (ii) such Shareholder has had the opportunity to review publicly filed information regarding Brickman, (iii) such Shareholder has had the opportunity to ask questions of the officers and directors of the Parent and Brickman and to obtain (and that such Shareholder has received to its, his or her satisfaction) such information about the business and financial condition of the Parent and Brickman as it has reasonably requested, and (iv) such Shareholder has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of the prospective investment in the securities.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company and the Shareholders as follows:

4.1. Organization and Authority. Parent is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and has the requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder. Merger Sub is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware and has the requisite limited liability company power and limited liability company authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and legally binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

4.2. Capitalization and Ownership. Parent’s authorized capital stock consists solely of 50,000 shares of Class L Common Stock, par value $0.001 per share, of which none are issued and outstanding as of the date hereof; 100,000 shares of Senior Redeemable Common Stock, par value $0.001 per share, of which none are issued and outstanding as of the date hereof; 300,000 shares of Class A Voting Common Stock, par value $0.001 per share, of which 132,189.215 are issued and outstanding as of the date hereof; 200,000 shares of Class A Non-Voting Common Stock, par value $0.001 per share, of which 9,838.136 are issued and outstanding as of the date hereof; and 31,000 shares of Class A-1 Voting Common Stock, par value $0.001 per share, of which 30,930.682 are issued and outstanding as of the date hereof. Upon delivery of the Shares in exchange therefor, the Parent Common Stock constituting the Stock Consideration will be duly authorized, validly issued and fully paid and nonassessable.

4.3. No Violations; Required Consents. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of the articles of incorporation or bylaws of Parent, (ii) a breach or violation of the certificate of formation or limited liability company operating agreement of Merger Sub or (iii) except as disclosed on Schedule 4.3, a breach or violation of, a default under, the acceleration of or the creation of any lien, pledge, security interest, claim, charge or other encumbrance of any nature whatsoever (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation to which Parent or Merger Sub is a party or by which it is bound. Except as set forth on Schedule 4.3, except for any consent which as been obtained and except for the filing of the certificates of merger required by the MBCA and the DLLCA, no notices, reports or other filings are required to be made by Parent or Merger Sub with, and no consents, approvals or other authorizations are required to be obtained by Parent or Merger Sub from, any person or entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

4.4. Brokers and Finders. Neither Parent nor Merger Sub nor any of their officers, directors, members or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger and the other transactions contemplated by this Agreement.

ARTICLE V

Covenants

5.1. Conduct of Business; Preservation of Business. From and after the date hereof and pending Closing, and unless Parent shall otherwise consent or agree in writing, the Company and the Shareholders covenant and agree that:

(a) The business of the Company will be conducted only in the ordinary course and consistent with past practices, including billing and collection practices, inventory transactions and payment of accounts payable. The Company will maintain its property, equipment and other assets in at least as good working order and condition as existed on the date of this Agreement and the Company will comply with the provisions of all its leases, contracts and commitments, will obtain, maintain in full force and effect and comply with all permits, certificates, licenses, approvals, registrations and authorizations required under all laws in connection with its business, and will comply with all laws, rules and regulations applicable to its business.

(b) The Company and the Shareholders will use their respective best efforts to preserve the business of the Company intact, to keep available to Parent the services of the present officers and its employees of the Company, and to preserve for Parent the goodwill of the suppliers, customers and others having business relations with the Company.

(c) The Company and the Shareholders shall promptly inform Parent in writing of any specific event or circumstance of which it is or they are aware, or of which it receives or they receive notice, that has or is likely to have, individually or in the aggregate, a Material Adverse Effect (as hereinafter defined) on the business or prospects of the Company or the current or future earnings of the Company, or which constitute a breach of any representations or warranties set forth in Article III hereof. “Material Adverse Effect” means any change or effect (or series of related changes or effects) which has or is likely to have a material adverse change in or effect upon the present or prospective condition (financial or otherwise), results of operations, liabilities, assets, earnings, competitive position or prospects of the Company in an amount in excess of $25,000.

(d) The Company will not:

(i) amend its Articles of Incorporation or Bylaws;

(ii) change its authorized or issued capital stock or issue any rights or options to acquire shares of its capital stock;

(iii) enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business, the terms of which are consistent with past practice and reasonable in light of current conditions;

(iv) enter into any employment or consulting contract or arrangement with any person which is not terminable at will, without penalty or continuing obligation;

(v) sell, transfer, lease or otherwise dispose of any of its assets other than sales of inventory in the ordinary course of business and consistent with past practice;

(vi) incur, create, assume or suffer to exist any mortgage, pledge, lien, restriction, encumbrance, tenancy, license, encroachment, covenant, condition, right-of-way, easement, claim, security interest, charge or other matter affecting title on any of its assets or other property;

(vii) fail to pay when due all Taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets or otherwise required to be paid by it, or fail to pay when due any liability or charge which, if unpaid, might become a lien or charge upon any of its assets;

(viii) make, change or revoke any Tax election or make any agreement or settlement with any taxing authority;

(ix) declare or pay any dividend, or other distribution in respect of any class of its capital stock, or make any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such stock or any securities convertible into or exchangeable for such stock;

(x) increase or otherwise change the compensation payable or to become payable to any officer, employee or agent;

(xi) make or authorize the making of any capital expenditure;

(xii) incur any debt or other obligation for money borrowed;

(xiii) incur any other obligation or liability, absolute or contingent except in the ordinary course of business and consistent with past practice;

(xiv) waive or permit the loss of any substantial right;

(xv) guarantee or become a co-maker or accommodation maker or otherwise become or remain contingently liable in connection with any liability or obligation of any person;

(xvi) loan, advance funds or make an investment in or capital contribution to any person; or

(xvii) enter into any agreement to do any of the foregoing.

5.2. Access. Pending Closing, the Company and the Shareholders shall give to Parent and to Parent’s counsel, accountants and other representatives and to its lenders and its lenders’ accountants and representatives full access during normal business hours to all of the Company’s properties, books, tax returns, contracts, commitments, records, officers, personnel and accountants and will furnish to Parent all such documents and copies of documents and all information with respect to the affairs of the Company as Parent may reasonably request.

5.3. Exclusivity. Prior to the Closing Date, neither the Company, the Shareholders nor any of the Company’s shareholders, directors, officers, employees or representatives shall enter into any agreement providing for, or solicit, encourage or facilitate any proposal or any inquiries with respect to, any acquisition of the Company or any of its assets.

5.4. Cooperation. Prior to the Closing Date, the Company and the Shareholders agree to use their respective best efforts to satisfy the conditions to the Closing set forth herein and to otherwise consummate and thereafter make effective the transactions contemplated by this Agreement.

5.5. Publicity. Neither party hereto shall issue any press release or otherwise make any public statement regarding this Agreement or the Merger or the other transactions contemplated hereby without the prior written consent of the other party hereto, unless otherwise required by applicable law.

5.6. Promissory Note. On the Closing Date and simultaneously with the consummation of the Merger, Parent will cause the Surviving Company to pay to Steven G. Brickman Two Million Five Hundred Ten Thousand Eight Hundred Eighty Three Dollars and Thirty Three Cents ($2,510,883.33) representing the entire outstanding amount payable under the promissory note of the Company in favor of Steven G. Brickman (the “SGB Promissory Note”), and Steven G. Brickman, the Company, and the Surviving Company each acknowledge and agree that, upon receipt of such payment, the SGB Promissory Note shall be paid in full and surrendered to the Surviving Company on the Closing Date for cancellation, and all liens, if any, granted by the Company to Steven G. Brickman shall be automatically released and terminated.

5.7. Reorganization Status. The parties intend to adopt this Agreement and the Merger as a plan of reorganization under Section 368 of the Code. Each Shareholder shall report, on any tax return, the value of the Voting Common Stock or the Non-Voting Common Stock received by such Shareholder as shown in Schedule A. The parties shall not take a position on any tax return inconsistent with this Section 5.7. From and after the Effective Time, none of the parties shall take any action that could reasonably be expected to cause the Merger not to be treated as a reorganization within the meaning of Section 368 of the Code.

ARTICLE VI

Other Agreements

6.1. Non-Competition; Non-Solicitation.

(a) In consideration of the benefits of this Agreement to the Shareholders and in order to induce Parent to enter into this Agreement and in order to protect the goodwill of the Company, the Surviving Company and its successors, the Shareholders (excluding such Shareholders that are trust entities) each individually covenant and agree that, for the Period, such Shareholder shall not, directly or indirectly, as a proprietor, partner, stockholder, director, executive, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, any entity, other than Parent, the Surviving Company or their respective controlled affiliates, which engages anywhere in the Territory in the business of providing and/or selling (i) landscape maintenance services (including work orders for such services), (ii) landscape design and build services (e.g. construction), (iii) snow and ice removal services (including sanding and salting), (iv) irrigation installation and maintenance services and (v) chemical application services for lawn and plant care. For the purposes of this Agreement, with respect to Steven G. Brickman, “Period” shall mean five (5) years after the Closing; with respect to Robert S. McGinnis, “Period” shall mean the later of (x) five (5) years after the Closing or (y) two (2) years after the termination of all such Shareholder’s employment with any of Parent, the Surviving Company or their affiliates; and with respect to any Shareholder, other than Steven G. Brickman and Robert S. McGinnis, who is an employee of Parent, the Surviving Company or their affiliates, “Period” shall mean two (2) years after the termination of all employment with any of Parent, the Surviving Company or their affiliates. For the purposes of this Agreement, “Territory” shall mean the State of Michigan and any state in which Parent or the Surviving Company is doing or planning to do business at the time enforcement of this Agreement is sought.

(b) Other than on behalf of Parent or the Surviving Company and its successors, each Shareholder (excluding such Shareholders that are trust entities) covenants that such Shareholder will not for the Period either directly or indirectly, contact, solicit, divert, call on, take away or do business with, or attempt to contact, solicit, divert, call on, take away or do business with, any past, present or prospective customer or supplier of Parent, the Surviving Company or their respective affiliates or the Company.

(c) For the Period and other than on behalf of Parent or the Surviving Company or its successors, each Shareholder (excluding such Shareholders that are trust entities) covenants that such Shareholder shall not directly or indirectly, solicit, employ, interfere with, attempt to entice away from Parent, the Surviving Company or their respective affiliates, or recommend for employment outside Parent, the Surviving Company or their respective affiliates, any individual who either (i) is employed by Parent, the Surviving Company or their respective affiliates at the time of such solicitation, employment, interference, or enticement, or (ii) has been so employed within 12 months prior to such solicitation, employment, interference or enticement.

(d) The Shareholders acknowledge that given the nature of the Company’s business that the covenants contained in Section 6.1 contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve for the benefit of Parent and the Surviving Company the goodwill of the Surviving Company’s business and to protect the other legitimate business interests of Parent and the Surviving Company. If, however, any of Section 6.1 is determined by any court of competent jurisdiction to be overbroad, it will be enforced to the maximum extent to which it may be enforceable.

(e) The Shareholders consent to the issuance of any restraining order or injunction which arises or results from, or relates to, directly or indirectly, any violation of this Section 6.1. Additionally, Parent or the Surviving Company may proceed at law to obtain such other relief as may be available. The Shareholders agree that, if Parent or the Surviving Company prevails (in whole or in part) in any suit or proceeding under this Section 6.1, each will pay Parent or the Surviving Company all of the Parent’s or the Surviving Company’s attorneys fees, costs and expenses incurred in connection with such suit or proceeding or the enforcement of the Parent’s or the Surviving Company’s rights under this Section 6.1.

6.2. Confidentiality. The Shareholders shall keep confidential and not disclose to any other person or use for their own benefit or the benefit of any other person (i) any trade secrets or other confidential or proprietary information in its or their possession or control regarding the Company, the Surviving Company or Parent or its affiliates and their respective business and operations and (ii) any information of or concerning this Agreement or the Merger or the other transactions contemplated hereby. The obligation of the Shareholders under this Section 6.2 shall not apply to information which: (i) is or becomes generally available to the public without breach of any obligation of confidentiality to Parent; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, a Shareholder shall notify the Parent as early as reasonably practicable prior to disclosure to allow Parent to take appropriate measures to preserve the confidentiality of such information.

6.3. Debt. At or prior to the Closing, Shareholders will cause the Company to be free and clear of Debt, except for the SGB Promissory Note which shall be repaid and cancelled as provided in Section 5.6.

6.4. Accounts Receivable; Accounts Payable. At or prior to Closing, the Shareholders will cause the following to occur: (i) write off and elimination of any accounts receivable and accounts payable in respect of any of the Shareholders and (ii) terminate any lease agreements for vehicles leased by the Company from any Shareholder of the Company. The calculation of Net Working Capital shall be prepared after giving effect to such eliminations and write offs.

6.5. Shareholders Representative.

(a) Each Shareholder irrevocably appoints Steven G. Brickman (“Shareholders Representative”) as such Shareholder’s attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Shareholder with respect to the delivery of such Shareholder’s Shares to Parent in accordance with the terms and conditions of this Agreement and to act on behalf of such Shareholder in any litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Shareholders Representative shall deem necessary or appropriate in connection with any of the above transactions contemplated under this Agreement. Including, without limitation:

(i) To take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Shareholders to consummate the Merger and the other transactions contemplated by this Agreement;

(ii) To receive, hold and deliver to Parent, the Company Stock Certificates accompanied by executed Letters of Transmittal and any other documents relating thereto on behalf of such Shareholder;

(iii) To execute and deliver all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the Merger and the other transactions contemplated by this Agreement;

(iv) To receive funds and give receipt for funds including in respect of the Aggregate Merger Consideration, and any adjustments thereto, to distribute to Shareholders their respective share of the Aggregate Merger Consideration, and any adjustments thereto, and to withhold from such funds a contingency reserve for the matters referred to herein;

(v) To give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement, including service of process in connection with arbitration; and

(vi) To take all actions which under this Agreement may be taken by the Shareholders Representative and to do or refrain from doing any further act or deed on behalf of each Shareholder which Shareholders Representative deems necessary or appropriate in his sole and absolute discretion relating to the subject matter of this Agreement as fully and completely as such Shareholder could do if personally present.

(b) If Steven G. Brickman dies or otherwise becomes incapacitated and unable to serve as Shareholders Representative, Robert S. McGinness shall become Shareholders Representative. The death or incapacity of any Shareholder shall not terminate the agency and power of attorney hereby granted to the Shareholders Representative. The appointment of Shareholders Representative shall be deemed coupled with an interest and shall be irrevocable and Parent and any other person may conclusively and absolutely rely, without inquiry, upon any action of Shareholders Representative, as the action of the Shareholders in all matters referred to herein. All actions, decisions and instructions of the Shareholders Representative shall be conclusive and binding upon all of the Shareholders and no Shareholder shall have any cause of action against Shareholders Representative in his role as such, except for any action or omission made fraudulently or in bad faith with respect to such Shareholder.

(c) All reasonable out-of-pocket expenses and fees (including fees payable to counsel and other professionals including brokerage fees) incurred by Shareholders Representative in connection with performing such function and in connection with the Merger and the other transactions contemplated hereby and all payments, damages, costs, fees and expenses in connection with any claim by or other dispute with Parent or the Surviving Company under this Agreement shall be paid by Shareholders in proportion to their respective interests in the Shares and may be deducted by Shareholders Representative from any amounts otherwise payable to any Shareholder hereunder. Shareholder’s Representative may withhold from funds received on behalf of Shareholders prior to distribution of such funds to Shareholders any amount which Shareholders Representative deems necessary as a reserve for any such fees, expenses and claims, and as a reserve for any potential decrease to the Aggregate Merger Consideration pursuant hereto.

(d) Even though the Shareholders have joint and several obligations to Parent and Merger Sub hereunder, the Shareholders agree among themselves that any amounts to be paid to the Shareholders under this Agreement following the Closing and any amounts owed by the Shareholders under this Agreement following the Closing shall be paid to or borne by the Shareholders proportionately in accordance with their Ownership Percentages.

6.6. Joinder. Any Shareholder receiving Stock Consideration in the Merger and who is not already a stockholder of Parent hereby agrees to execute a joinder to the Stockholders Agreement, dated as of December 20, 2002, among Parent and the other signatories thereto (“Stockholders Agreement”), such joinder to be reasonably satisfactory in form and substance to the Parent (including such Shareholder’s acknowledgement and agreement to be subject to all of the terms of Parent’s 2002 Management Equity Incentive Plan). Steven G. Brickman acknowledges and agrees that any Stock Consideration issued to him will constitute Stockholder Shares as that term is defined in under the Stockholders Agreement and the Brickman Family Stockholders Agreement dated as of December 20, 2002 by and among Parent and each of the Brickman family members or affiliates named therein.

ARTICLE VII

Conditions

7.1. Conditions to the Obligations of Parent. The obligations of Parent to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction (or waiver by Parent), on or prior to the Closing Date, of each of the following conditions:

(a) Compliance. The representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date and the covenants and agreements of the Company and the Shareholders contained in this Agreement to be performed or complied with on or prior to the Closing Date shall have been performed or complied with in all material respects.

(b) Credit Agreement. The lenders or their agent under Parent’s existing credit agreement shall have confirmed to Parent in writing that Parent has complied with the terms of such credit agreement necessary to consummate the Merger and the other transactions contemplated hereby.

(c) No Changes. No Material Adverse Effect on the present or prospective financial condition, results of operation, assets, liabilities, earnings, competitive position, prospects, net worth, earning power or business of the Company shall have occurred.

(d) Satisfactory Instruments of Transfer. All instruments and documents required on the Company’s part to effectuate and consummate the Merger and the other transactions contemplated hereby shall be delivered to Parent and shall be in form and substance satisfactory to Parent and its counsel.

(e) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the Merger and the other transactions contemplated hereby or which would limit or adversely affect the business of the Company or its ownership or control of its assets and properties or Parent’s ownership or operation of the Company.

(f) Required Consents. All consents and approvals of third parties to the Merger and the other transactions contemplated hereby shall have been obtained.

(g) Debt. The Company shall be free and clear of Debt, except for the SGB Promissory Note.

(h) FIRPTA Certificate. The Company shall have delivered to Parent certificates prepared in accordance with Treasury regulations sections 1.1445-2 and dated as of the Closing Date certifying that it is not a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(i) Conditions to the Obligations of the Shareholders. The obligations of Shareholders and the Company to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction (or waiver by Shareholders and the Company), on or prior to the Closing Date, that the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date and the covenants and agreements of Parent and Merger Sub contained in this Agreement to be performed or complied with on or prior to the Closing Date shall have been performed or complied with in all material respects.

ARTICLE VIII

Termination

8.1. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby abandoned at any time prior to the Closing:

(a) By mutual consent of the Shareholders Representative and Parent; or by either the Shareholders or Parent, if the Closing does not occur on or prior to May 1, 2005, for any reason other than a breach of this Agreement by the terminating party; or

(b) by either the Shareholders Representative or Parent, if there shall have been any material breach by the other party of any of its respective representations, warranties, covenants or agreements set forth herein, which breach shall have, in the reasonable judgment of the terminating party, rendered impossible the satisfaction by the other party of the conditions set forth in Article VII hereof.

8.2. Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1(b) or (c), the terminating party shall forthwith give written notice thereof to the other party and this Agreement shall terminate, and the Merger and the other transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided in this Article VIII, no party hereto shall have any liability or further obligation hereunder to any other party, except as provided in this Section 8.2, and except that nothing herein will relieve any party from any liability for any breach of this Agreement.

ARTICLE IX

Indemnification

9.1. Indemnification. The Shareholders agree jointly and severally (subject to Section 9.4(b) hereof) to indemnify and hold harmless Parent, Merger Sub, the Surviving Company and their successors, directors, members, officers and other affiliates from and against any and all losses, liabilities, damages, penalties, obligations, awards, fines, deficiencies, interest, claims (including third party claims, whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Damages”) relating to, arising out of or resulting from:

(a) any misrepresentation or breach of any representation or warranty made by the Shareholders in this Agreement or in any written statement, document or certificate furnished or to be furnished to Parent pursuant hereto or in connection with the Merger and the other transactions contemplated hereby;

(b) any failure to comply with any term, condition or covenant made by the Shareholders or the Company in this Agreement;

(c) any and all liabilities or obligations of the Company of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise, existing on the Closing Date, or arising out of any transactions entered into or any state of facts existing, or the conduct of the Company’s business, prior to the Closing Date, except current liabilities reflected as current liabilities on the Closing Balance Sheet (but only to the extent so reflected);

(d) the enforcement of this Section.

9.2. Remedies. Except as provided in Section 9.3, the remedies provided herein shall be cumulative and are not exclusive and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto. Parent shall have a right to set off against amounts owing to Shareholders under any provision of this Agreement with respect to any amounts due Parent as a result of Section 9.1.

9.3. Arbitration. Parent, Merger Sub, Company, Shareholders Representative and the Shareholders agree that any dispute arising out of this Agreement where the amount claimed by a party in good faith is $50,000 or less (other than any dispute under the provisions set forth in Sections 6.1 and 6.2) shall be resolved through binding arbitration in Southfield, Michigan with one arbitrator designated by the American Arbitration Association (“AAA”) and such arbitration shall be conducted in accordance with rules and procedures of the AAA. Parent, Merger Sub, Company, Shareholders Representative and Shareholders further agree that any dispute arising under this Agreement (other than any dispute under the provisions set forth in Sections 6.1 and 6.2) where the amount claimed by a party in good faith is in excess of $50,000 but less than or equal to $100,000 shall also be resolved through binding arbitration in Southfield, Michigan with three arbitrators and where each party selects one arbitrator and the two selected arbitrators select the third arbitrator and such arbitration is conducted in accordance with the rules and procedures of the AAA. Any claims made by a party in excess of $100,000 shall be resolved in accordance with remedies available to the parties under this Agreement and any and all other remedies available to the parties in law or equity.

9.4. Limitations on Liability.

(a) No action or claim for indemnification under Section 9.1(a) shall be brought by Parent for Damages from breaches of representations and warranties by Shareholders unless the cumulative total of all such Damages exceeds $125,000 and then the Shareholders shall be liable for the entire amount of such claims excluding the first $125,000 thereof.

(b) With respect to any Shareholder that is a trust, each party hereto acknowledges and agrees that any Damages recoverable from such trusts shall be funded solely by Steven G. Brickman.

9.5. Indemnification Procedures for Parent.

(a) If Parent seeks indemnification pursuant to this Article IX prior to the end of the twelfth calendar month commencing on or after the Closing Date, Parent shall give prompt written notice to the Shareholders Representative of the assertion of any claim that is made in writing, or the commencement of any action, suit or proceeding by a third party which is not an affiliate or any party hereto in respect of which indemnity may be sought hereunder (a “Third Party Claim”), and will give the Shareholders Representative such information with respect thereto as the Shareholders Representative may reasonably request in writing, but failure to give such written notice shall not relieve the Shareholders Representative or the Shareholders of any liability hereunder except to the extent that the Shareholders are actually prejudiced thereby.

(b) The Shareholders Representative shall have the right, exercisable by written notice to Parent within 30 days of receipt of written notice from Parent of the commencement of or assertion of any Third Party Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Third Party Claim with counsel selected by the Shareholders Representative and reasonably acceptable to Parent; provided that (i) such Third Party Claim involves (and continues to involve) solely monetary damages; (ii) the Shareholders Representative makes adequate provision to reasonably satisfy Parent of its ability to satisfy the amount of any adverse monetary judgment that is reasonably likely to result, (the conditions set forth in clauses (i) and (ii) are collectively referred to as the “Litigation Conditions”) and (iii) the Shareholders and the Shareholders Representative expressly agree in writing that as between the Shareholders and Parent, the Shareholders shall be solely obligated to satisfy and discharge the Third Party Claim. If the Shareholders Representative does not assume the defense of such Third Party Claim in accordance with this Section 9.5, Parent may continue to defend the Third Party Claim. If the Shareholders and the Shareholders Representative have assumed the defense of a Third Party Claim as provided in this Section 9.5(b), the Shareholders will not be liable for any legal expenses subsequently incurred by Parent in connection with the defense thereof; provided, however, that if (i) the Litigation Conditions cease to be met, or (ii) the Shareholders Representative fails to take reasonable steps necessary to defend diligently such Third Party claim within ten calendar days (or such shorter period as may be required to defend diligently such Third Party Claim) after receiving written notice from Parent that Parent believes the Shareholders Representative or the Shareholders have failed to take such steps, Parent may assume its own defense, and the Shareholders and Shareholders Representative will be liable for all reasonable costs or expenses paid or incurred in connection therewith after receipt by the Shareholders Representative of the aforementioned notice and failure of the Shareholders Representative and Shareholders to defend diligently such Third Party Claim within the required time.

(c) Parent or Shareholders Representative, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Section 9.5.

(d) The Shareholders Representative, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not, without prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent a complete release from all liability in respect of such Third Party Claim, or which grants any injunctive or equitable relief. Parent shall have the right to settle any Third Party Claim, the defense of which has not been assumed by the Shareholders Representative, with the written consent of the Shareholders Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Whether or not the Shareholders Representative chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, however, that the Shareholders Representative and the Shareholders shall pay the reasonable expenses incurred by Parent in cooperating pursuant to this Section 9.5(e).

(f) After the expiration of the thirty-sixth (36th) calendar month commencing on or after the Closing Date, Parent shall not be bound by the provisions set forth in this Section 9.5 and shall have no obligation of any kind to Shareholders Representative or Shareholders pursuant to Section 9.5 of this Agreement and the provisions of Section 9.5 shall no longer have any force or legal effect after such date.

ARTICLE X

Miscellaneous and General

10.1. Payment of Expenses; Certain Taxes. Whether or not the Merger and the other transactions contemplated by this Agreement are consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the Merger and the other transactions contemplated hereby except that the Shareholders shall pay the fees and expenses of the Company, including any legal and accounting fees, and shall pay all sales, use, transfer, real property transfer, personal property transfer, documentary stamp, recording and other similar taxes with respect to the Merger.

10.2. Survival. The representations, warranties, covenants and agreements of Parent, Merger Sub, Company and the Shareholders contained in this Agreement shall survive the Closing. Shareholders and the Company acknowledge that their representations and warranties in this Agreement shall not be affected or mitigated by any investigation conducted by Parent or its representatives prior to Closing or any knowledge of Parent.

10.3. Construction. Parent, Merger Sub, Shareholders (excluding such Shareholders that are trust entities) and Company have participated jointly in the negotiation and drafting of this Agreement and the instruments of delivery contemplated hereby. In the event any ambiguity or question of intent or interpretation arises, this Agreement and the instruments of delivery contemplated hereby shall be construed as if drafted jointly by Parent, Merger Sub, Shareholders and Company and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the exception is described on the Schedule with reasonable particularity.

10.4. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (i) confer on any person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (ii) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

10.5. Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Parent may assign its rights hereunder to any affiliate and as collateral to its financing sources.

10.6. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the Merger and the other transactions contemplated hereby. To the extent payments are received by either party that properly belong to the other party on or after the date hereof, the parties hereto agree to promptly remit such amounts to the appropriate party.

10.7. Modification or Amendment. The parties may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may extend the time for the performance of any of the obligations of the other party, waive any inaccuracies in representations and warranties by the other party, waive compliance by the other party with any of the agreements contained herein and performance of any obligations by the other party and waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

10.8. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the fifth business day after being mailed by registered or certified mail (postage prepaid, return receipt requested), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the telecopier number specified below (or at such other address or telecopier number for a party as shall be specified by notice given in accordance with this Section):

(a)	If to Parent or Merger Sub, to:

Brickman Group Holdings, Inc.

Legal Department

Attention: General Counsel

18227 Flower Hill Way, Suite D

Gaithersburg, Maryland 20879

Telecopier No.: (240) 683-2030

(b)	If to Shareholders Representative, to:

Steven G. Brickman

Telecopier No.:

With a required copy to:

John F. Shantz, Esq.

Shantz and Booker, P.C

999 Haynes, Suite 350

Birmingham, Michigan 48009-6775

Telecopier No.: (248) 644-2810

No provision of this Agreement, including this Section 10.8, shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including such arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

10.9. Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto and the other documents delivered pursuant to this Agreement, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all other agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

10.10. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

10.11. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

10.12. Counterparts. This Agreement may be executed in the original or by telecopy in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

10.13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflicts of laws principles thereof, except to the extent related to the Merger, the Agreement shall be governed by the internal laws of the State of Michigan and the State of Delaware.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the parties hereto as of the date first hereinabove written.

BRICKMAN GROUP HOLDINGS, INC.

By:	/s/ Mark A. Hjelle
Name:	Mark A. Hjelle
Title:	Vice President, Secretary and Assistant Treasurer

BRICKMAN GROUP LLC

By:	/s/ Mark A. Hjelle
Name:	Mark A. Hjelle
Title:	Vice President, Secretary and Treasurer

BRICKMAN ACQUISITIONS LTD.

By:	/s/ Steven G. Brickman
Name:	Steven G. Brickman
Title:	President

/s/ Steven G. Brickman
Steven G. Brickman, individually and as Shareholders Representative

TRUST DATED 12/18/97 FBO BRYAN L. BRICKMAN

By:	Pitcairn Trust Company, as Trustee

	By:	/s/ Mark N. Steinberger
	Name:	Mark N. Steinberger
	Title:	Senior Vice President

TRUST DATED 12/18/97 FBO MARK T. BRICKMAN

By:	Pitcairn Trust Company, as Trustee

	By:	/s/ Mark N. Steinberger
	Name:	Mark N. Steinberger
	Title:	Senior Vice President

TRUST DATED 12/18/97 FBO AMY G. BRICKMAN

By:	Pitcairn Trust Company, as Trustee

	By:	/s/ Mark N. Steinberger
	Name:	Mark N. Steinberger
	Title:	Senior Vice President

/s/ Robert S. McGinness
Robert S. McGinness, individually

/s/ Kay L. Reeder
Kay L. Reeder, individually

/s/ David Shrum
David Shrum, individually

/s/ Jeffery Rannow
Jeffery Rannow, individually

/s/ Cary L. Neiman
Cary L. Neiman, individually